UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2015

Alliance One International, Inc.

(Exact name of Registrant, as specified in its charter)

Virginia	001-13684	54-1746567
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

8001 Aerial Center Parkway

Morrisville, North Carolina 27560-8417

(Address of principal executive offices, including zip code)

(919) 379-4300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated With Exit or Disposal Activities

On March 11, 2015, Alliance One International, Inc. (“Alliance One”) approved cost-saving and restructuring initiatives (the “Phase One Initiatives”) intended as the first phase of a comprehensive global restructuring program to reduce Alliance One’s cost structure and optimize its global footprint. The other components of the global restructuring plan have not yet been finalized.

The Phase One Initiatives provide for the reduction of headcount and for compensation modifications. Alliance One expects to incur total expense related to the Phase One Initiatives in the range of $10 million to $12 million, comprised of severance expense of $5 million to $6 million and asset impairment of $1 million to $2 million, to be incurred in the quarter ending March 31, 2015, and the remaining approximately $4 million, mainly related to compensation modification expense, to be incurred through March 31, 2018. The Phase One Initiatives are expected to be principally implemented over the next 18 months. Of the estimate of total expenses, $9 million to $10 million are expected to result in future cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 11, 2015

ALLIANCE ONE INTERNATIONAL, INC.

By:	/s/ William L. O’Quinn, Jr.
William L. O’Quinn, Jr.
Senior Vice President – Chief Legal Officer and Secretary

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